UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 11, 2007

ARADYME CORPORATION
(Exact name of registrant as specified in its charter)

Utah	000-50038	87-0664564
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

1245 East Brickyard Road, Suite 210
Salt Lake City, Utah		84106
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:		801-433-2480

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01—OTHER EVENTS

On March 19, 2007, Aradyme Corporation suspended continuing efforts to market and support its current database management products in view of continuing severe shortages of working capital. At that time, Aradyme delivered a copy of the current version of its database management software to White Box Technologies, Inc., the assignee of Merwin D. Rasmussen, a former officer and director of Aradyme who had been Aradyme’s principal source of funding. In consideration of Aradyme’s assignment to White Box, it agreed to pay Aradyme the greater of a fixed monthly amount or an amount equal to 10% of the gross revenues received by White Box from exploitation of the acquired intellectual property, until Aradyme receives $1.8 million, subject to reduction in an amount equal to 80% of the negotiated reductions in the liabilities of Aradyme. Effective March 19, 2007, Aradyme released its employees, all of whom are owed past due wages, from non-compete/confidentiality agreements with Aradyme so that such employees could work for White Box to fulfill Aradyme’s contractual obligations to its customers under open agreements, which were assumed by White Box.

Aradyme retained the original copy of its proprietary database management software in the hope that it may serve as the base for new products and services when its finances permit. Of course, the reactivation of Aradyme’s business based on its existing intellectual properties would require the compromise of its substantial delinquent liabilities, the recruitment and organization of a new management and executive team, the development of a new business model, and substantial new funding. These are daunting tasks, and despite the serious efforts Aradyme is pursuing along these lines, they have thus far not borne fruit.

Since the March transaction with White Box, Aradyme has attempted to stabilize its relationship with its creditors to which it owes an aggregate of approximately $1.6 million. This includes approximately $300,000 due to the Internal Revenue Service for payroll taxes and related employee burdens withheld from payroll but not paid to the IRS during the third and fourth quarter of 2005 and the second quarter of 2006. The IRS, which continues to press aggressively for payment, has filed a federal tax lien against all of the assets of Aradyme for the full amount owed the IRS.

Other than the IRS, Aradyme’s creditors generally have unsecured general claims against Aradyme. Some creditors have sought collection suits against Aradyme, and others may well do so, but the fact remains that there are very few assets with which to pay creditors. Aradyme’s assets consist principally of the retained current copy of the intellectual properties and the potential for payments from White Box under the arrangement referred to above. The nominal payments that are being received from White Box are being applied toward maintaining Aradyme’s good standing and working toward a payment resolution with the IRS, which has a first lien on all of its assets.

As noted above, Aradyme has been unable to exploit its retained copy of the database management software and related intellectual properties and is not optimistic about its prospects for doing so. With approximately $1.6 million in aggregate obligations, only nominal revenues from White Box, and a $300,000 first priority tax lien in favor of the Internal Revenue Service, at this time Aradyme does not have the resources with which to seek even a compromised resolution with its general, unsecured creditors, whether they be former employers, suppliers, service providers or others. With Aradyme’s current condition and its stock trading only sporadically usually at less than a penny per share, its stock provides only a limited resource for compromising the claims of creditors, even if Aradyme were to increase the number of authorized shares.

Because of Aradyme’s extreme cash shortages, it has been unable to meet timely its reporting obligations with the SEC, so Aradyme’s stock has been removed from the Over-The-Counter Bulletin Board as is now quoted on the Pink Sheets.

In view of Aradyme’s continuing extreme cash shortages and the collection priority of the IRS, Aradyme does not currently have the financial resources to complete the financial and other information and engage its auditors to review its financial statements for its fiscal year ending September 30, 2007, in order to continue to meet its SEC reporting obligation.

Notwithstanding this bleak outlook, Aradyme continues to search for a way to satisfy its IRS secured obligation and salvage the potential for some long-term payout for its unsecured creditors and value for the stockholders. Aradyme expects, however, that any revitalization of Aradyme will require the substantial compromise and reduction in the claims of all creditors, the issuance of a very large numbers of shares of common stock to be applied toward creditor claims and to acquire new assets or operations, and a complete reorganization of Aradyme’s capital structure, management and business. At this early stage, it is impossible to predict whether Aradyme will be able to accomplish any of these steps or whether Aradyme will merely have to be liquidated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARADYME CORPORATION
Registrant

Dated: October 11, 2007	By: /s/ Jeffrey S. Bennion
Jeffrey S. Bennion, Director

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